Exhibit 23.4

January 7, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Alps Group Inc under Change in Accountants section of its Form F-1 dated January 7, 2026. We agree with the statements concerning our Firm in such Form F-1; we are not in a position to agree or disagree with other statements of Globalink Investment Inc. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP